                                                FILED PURSUANT TO RULE 424(b)(2)

                                                      REGISTRATION NO. 033-49647

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 12, 1998)

                                    [LOGO]

U S WEST COMMUNICATIONS, INC.

$320,000,000
5 5/8% NOTES DUE 2008

INTEREST PAYABLE MAY 15 AND NOVEMBER 15

ISSUE PRICE: 99.646%

The Notes will mature and the principal amount will be payable on November 15, 2008. The Notes are unsecured obligations of U S WEST Communications, Inc. (the "Company") and rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Company may redeem the Notes, in whole at any time or in part from time to time, at a redemption price determined as described on page S-7. The Company will issue the Notes in minimum denominations of $1,000 increased in multiples of $1,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The principal executive offices of the Company are located at 1801 California Street, Denver, Colorado, 80202, telephone number: 303-896-1277.

-------------------------------------------------------------------------------------
                                      PRICE TO         DISCOUNTS AND  PROCEEDS TO
                                      PUBLIC           COMMISSIONS    THE COMPANY
-------------------------------------------------------------------------------------
Per Note                              99.646%          .650%          98.996%
-------------------------------------------------------------------------------------
Total                                 $318,867,200     $2,080,000     $316,787,200
-------------------------------------------------------------------------------------

The Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Currently, there is no public market for the Notes.

The Notes will be ready for delivery in book-entry form only through The Depository Trust Company, on or about November 17, 1998.

J.P. MORGAN & CO.

            LEHMAN BROTHERS

                        MERRILL LYNCH & CO.

                                    SALOMON SMITH BARNEY

November 12, 1998

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                                                               PAGE
                                                                                                             ---------
Forward-Looking Information May Prove Inaccurate...........................................................        S-3
The Company................................................................................................        S-3
Recent Developments........................................................................................        S-3
Use of Proceeds............................................................................................        S-4
Capitalization.............................................................................................        S-4
Summary Historical Financial Data..........................................................................        S-5
Description of Notes.......................................................................................        S-7
Underwriting...............................................................................................       S-11
Legal Matters..............................................................................................       S-12

                                                PROSPECTUS

Forward-Looking Information May Prove Inaccurate...........................................................          2
Where You Can Find More Information........................................................................          3
The Company................................................................................................          4
Use of Proceeds............................................................................................          4
Ratio of Earnings to Fixed Charges.........................................................................          4
Description of Debt Securities.............................................................................          4
Plan of Distribution.......................................................................................          9
Experts....................................................................................................         10
Legal Opinions.............................................................................................         10

The following information concerning the Company and the Notes should be read in conjunction with the information contained in the accompanying Prospectus. Capitalized terms used but not defined in this Prospectus Supplement have the same meanings as in the accompanying Prospectus.

                FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

Some of the information presented in this Prospectus Supplement or incorporated by reference constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its businesses and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that could cause actual results to differ from expectations include:

    - greater than anticipated competition from new entrants into the local exchange, intraLATA toll, wireless and data markets, causing loss of customers and increased price competition;

    - changes in demand for the Company's products and services, including optional custom calling features;

    - higher than anticipated employee levels, capital expenditures and operating expenses (such as costs associated with year 2000 remediation);

    - the loss of significant customers;

    - pending and future state and federal regulatory changes affecting the telecommunications industry, including changes that could have an impact on the competitive environment in the local exchange market;

    - a change in economic conditions in the various markets served by the Company's operations;

    - higher than anticipated start-up costs associated with new business opportunities;

    - consumer acceptance of broadband services, including telephony, data and wireless services; and

    - delays in the development of anticipated technologies, or the failure of such technologies to perform according to expectations.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus Supplement and the accompanying Prospectus might not occur.

                                  THE COMPANY

The Company provides communications services to customers in a 14-state mountain and western region of the United States. This region is comprised of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. The Company has more than 25 million residential and business customers in its region. The Company is a Colorado corporation and a wholly-owned subsidiary of U S WEST, Inc., a Delaware corporation ("U S WEST"). The Company's principal executive offices are located at 1801 California Street, Denver, Colorado 80202, telephone number:
303-896-1277.

                              RECENT DEVELOPMENTS

On June 12, 1998, the former parent corporation of the Company, old U S WEST, Inc. (renamed "MediaOne Group, Inc."), separated its media business and communications business into two publicly traded companies (the "Separation"). The media business is conducted through MediaOne Group, Inc. and the communications business is now conducted through U S WEST and its subsidiaries. U S WEST is not guaranteeing the payment of principal, premium, if any, or interest on the Notes.

From time to time the Company engages in discussions regarding dispositions, acquisitions and other similar transactions. Any such transaction could include, among other things, the transfer, sale or acquisition of significant assets, businesses or interests, including joint ventures, or the incurrence, assumption or refinancing of indebtedness, and could be material to the financial condition and results of operations of the Company. There is no assurance that any such discussions will result in the consummation of any such transaction.

                                USE OF PROCEEDS

The Company will apply the net proceeds from the sale of the Notes primarily to the repayment of a portion of its commercial paper indebtedness. For the nine months ended September 30, 1998, the Company's commercial paper carried a weighted average interest cost of 5.6202%.

                                 CAPITALIZATION

The following table sets forth, at September 30, 1998, (i) the unaudited consolidated historical capitalization of the Company and (ii) the unaudited consolidated historical capitalization of the Company, as adjusted to reflect the sale of the Notes and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." The table should be read in conjunction with the historical financial statements and notes thereto of the Company included in the documents incorporated by reference herein. See "Where You Can Find More Information" in the accompanying Prospectus.

                                                                       AT SEPTEMBER 30, 1998
                                                                       ----------------------
                                                                                       AS
                                                                       HISTORICAL   ADJUSTED
                                                                       -----------  ---------
                                                                       (DOLLARS IN MILLIONS)
Short-term debt......................................................  $      850   $    530
                                                                       -----------  ---------
                                                                       -----------  ---------
Long-term debt.......................................................  $    4,831   $  4,831
Notes offered hereby.................................................           -        320
Total shareowner's equity (1)........................................       4,463      4,463
                                                                       -----------  ---------
Total capitalization.................................................  $    9,294   $  9,614
                                                                       -----------  ---------
                                                                       -----------  ---------

------------------------------

(1) The Company has issued one share of common stock to its parent company, U S WEST.

                       SUMMARY HISTORICAL FINANCIAL DATA

The following table sets forth summary historical financial information for the Company. The summary historical financial data below should be read in conjunction with the consolidated financial statements and notes thereto of the Company, included in the Company's Form 10-K/A for the year ended December 31, 1997. See "Where You Can Find More Information" in the accompanying Prospectus. The summary historical financial data at December 31, 1997 and 1996 and for each of the two years ended December 31, 1997, have been derived from the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants. The summary historical financial data at December 31, 1995, 1994 and 1993, and for each of the three years ended December 31, 1995, have been derived from the consolidated financial statements of the Company, which have been audited by PricewaterhouseCoopers LLP, independent accountants. See "Experts" in the accompanying Prospectus. The summary historical financial data at September 30, 1998 and 1997 have been derived from the unaudited consolidated financial statements of the Company, which have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. Results for interim periods are not necessarily indicative of results for the entire year.

                                 NINE MONTHS ENDED OR                   YEAR ENDED OR AS OF
                                 AS OF SEPTEMBER 30,                       DECEMBER 31,
                                 --------------------  -----------------------------------------------------
                                   1998       1997       1997       1996       1995       1994       1993
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             DOLLARS IN MILLIONS
STATEMENT OF INCOME DATA:
Operating revenues.............  $   8,103  $   7,644  $  10,083  $   9,831  $   9,284  $   8,998  $   8,656
Operating income(1)............      2,004      1,969      2,336      2,400      2,225      2,150      1,074
Interest expense...............        288        282        374        414        386        331        374
Net income (loss)(2)...........      1,010      1,060      1,252      1,267      1,211      1,175     (2,683)

BALANCE SHEET DATA:
Total assets...................     17,326     16,577     17,008     16,632     16,350     15,700     15,162
Total debt.....................      5,681      5,446      5,516      6,209      6,406      5,727      5,352
Total equity...................      4,463      4,364      4,400      4,060      3,746      3,684      3,140

OPERATING DATA:
EBITDA(3)......................      3,584      3,543      4,439      4,501      4,247      4,037      3,760
Capital expenditures...........      1,863      1,613      2,605      2,779      2,714      2,454      2,182
Ratio of earnings to fixed
  charges(4)...................       5.62       5.92       5.33       4.95       4.86       5.22       2.56
Telephone network access lines
  in service (thousands).......     16,408     15,829     16,033     15,424     14,795     14,299     13,803
Billed access minutes of use
  (millions)
  Interstate...................     43,868     41,085     55,362     52,039     47,801     43,768     40,594
  Intrastate...................      9,206      8,702     11,729     10,451      9,504      8,507      7,529
Telephone company employees....     45,654     43,388     43,749     45,427     47,934     47,493     49,668
Telephone company employees per
  ten thousand access lines....       27.8       27.4       27.3       29.5       32.4       33.2       36.0

                                                   (FOOTNOTES ON FOLLOWING PAGE)

NOTES TO SUMMARY HISTORICAL FINANCIAL DATA

(1) Operating income for the first nine months of 1998 includes Separation expenses of $94 and an asset impairment charge of $35. 1997 operating income includes a $225 regulatory charge related primarily to a rate reduction order in the State of Washington. 1996 operating income includes the current effects of $24 from adopting Statement of Financial Accounting Standards ("SFAS") No. 121. 1993 operating income includes a one-time restructuring charge of $880.

(2) Net income for the first nine months of 1998 includes Separation expenses of $68 and an asset impairment charge of $21. Net income for the first nine months of 1997 includes a gain of $48 on the sales of certain rural telephone exchanges. 1997 net income includes a $152 regulatory charge related primarily to a rate reduction order in the State of Washington, a gain of $48 on the sales of certain rural telephone exchanges, and a gain of $32 on the sale of the Company's investment in Bell Communications Research, Inc. 1996 net income includes a gain of $36 on the sales of certain rural telephone exchanges and the cumulative and current effects of $34 and $15, respectively, from adopting SFAS No. 121. 1995 net income includes a gain of $85 on the sales of certain rural telephone exchanges, an extraordinary charge of $8 for the early extinguishment of debt and $8 for costs associated with the November 1995 recapitalization. 1994 net income includes a gain of $51 on the sales of certain rural telephone exchanges. 1993 net income was reduced by $534 for a restructuring charge and $54 for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. 1993 net income was also reduced by extraordinary charges of $3,041 for the discontinuance of SFAS No. 71 and $77 for the early extinguishment of debt.

(3) Earnings before interest, taxes, depreciation, amortization, and other ("EBITDA"). EBITDA also excludes gains on asset sales and a restructuring charge. The Company considers EBITDA an important indicator of the operational strength and performance of its business. EBITDA, however, should not be considered as an alternative to operating or net income as an indicator of the performance of the Company's businesses or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles.

(4) 1993 ratio includes a one-time restructuring charge of $880. Excluding the restructuring charge the ratio would have been 4.55.

                              DESCRIPTION OF NOTES

GENERAL

The Notes will be issued as a separate series of Debt Securities under an Indenture dated as of April 15, 1990, as supplemented by the First Supplemental Indenture, dated as of April 16, 1991, and as amended by the Trust Indenture Reform Act of 1990 (as supplemented and amended, the "Indenture"), between the Company and The First National Bank of Chicago, as trustee (the "Trustee"). The provisions of the Indenture are more fully described under "Description of Debt Securities" in the accompanying Prospectus, to which reference is hereby made. Capitalized and other terms not otherwise defined herein shall have the meanings given to them in the accompanying Prospectus and the Indenture. As of the date of this Prospectus Supplement, the principal amount of Debt Securities outstanding under the Indenture is $4.022 billion.

The Notes will be limited to $320,000,000 aggregate principal amount. The Notes will be issued only in registered form in denominations of $1,000 and integral multiples thereof. The Notes are unsecured obligations of the Company and rank equally with all of its other unsecured and unsubordinated indebtedness. Reference is made to the accompanying Prospectus for a detailed summary of additional provisions of the Notes.

The Notes will bear interest at the rate of 5 5/8% per annum from November 17, 1998, or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually in arrears on May 15 and November 15 of each year, commencing May 15, 1999, to the persons in whose names the Notes are registered at the close of business on the May 1 or November 1, as the case may be, next preceding such interest payment date. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. If any interest payment date, maturity date or redemption date is a Legal Holiday in New York, New York, the required payment shall be made on the next succeeding day that is not a Legal Holiday as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such interest payment date, maturity date or redemption date, as the case may be, to such next succeeding day. "Legal Holiday" means a Saturday, a Sunday, or a day on which banking institutions are not required to be open.

The Notes will mature and the principal amount will be payable on November 15, 2008. The Notes will not have the benefit of any sinking fund.

The Trustee, through its corporate trust office in the Borough of Manhattan in The City of New York (in such capacity, the "Paying Agent"), will act as the Company's paying agent with respect to the Notes. Payments of principal, premium, if any, and interest on the Notes will be made by the Company through the Paying Agent to DTC. See "-Book-Entry System."

The Notes may be transferred or exchanged without any service charge at the corporate trust office of the Paying Agent in the Borough of Manhattan in The City of New York, or at any other office or agency maintained by the Company or the Trustee for such purpose.

OPTIONAL REDEMPTION

The Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, on at least 30 days but not more than 90 days prior written notice mailed to the registered holders thereof, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum, as determined by the Quotation Agent (as defined herein), of the present values of the principal amount of the Notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to November 15, 2008 (the "Remaining Life") discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate (as defined herein) plus 20 basis points, plus, in either case, accrued interest thereon to the date of redemption.

If money sufficient to pay the redemption price of and accrued interest on all of the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or a Paying Agent on or before the redemption date and certain other conditions are satisfied, then on and after such date, interest will cease to accrue on such Notes (or such portion thereof) called for redemption.

"Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life of the Notes to be redeemed.

"Comparable Treasury Price" means, with respect to any redemption date, the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

"Quotation Agent" means the Reference Treasury Dealer appointed by the Company.

"Reference Treasury Dealer" means each of J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch Government Securities Inc. and Salomon Smith Barney Inc., and their respective successors; provided, however, that if any of the foregoing shall cease to be primary U.S. Government securities dealers in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

"Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

BOOK-ENTRY SYSTEM

DTC will act as securities depository for the Notes. The Notes will each be issued only in the form of one or more fully registered certificates registered in the name of Cede & Co., DTC's nominee. Except as provided below, owners of beneficial interests in the certificates for the Notes registered in the name of DTC or its nominee ("Global Notes") will not be entitled to have the Global Notes registered in their names and will not receive or be entitled to receive physical delivery of the Global Notes in definitive form. Unless and until definitive Notes are issued to owners of beneficial interest in the Global Notes, such owners of beneficial interest will not be recognized as holders of the Notes by the Company, the Trustee or the Paying Agent. Hence, until such time, owners of beneficial interests in the Global Notes will only be able to exercise the rights of Holders indirectly through DTC and its participating organizations (which may include Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System, and Citibank, N.A., as operator of Cedel Bank, societe anonyme). Except as set forth below, the certificates may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Note.

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

Purchases of Notes within DTC's system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased the Notes. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all of the Notes deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyances of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Although voting with respect to the Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Payments of principal, premium, if any, and interest on the Notes will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent, the Trustee, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. is the responsibility of the Company, the Paying Agent or the Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner in a Global Note will not be entitled to receive physical delivery of Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Notes.

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Company or the Paying Agent. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for the Notes are required to be printed and delivered. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Notes. In that event, certificates for the Notes will be printed and delivered.

DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as DTC's Direct and Indirect Participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being year 2000 compliant; and (ii) determine the extent of their efforts for year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

                                  UNDERWRITING

Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof, the Company has agreed to sell to each of the Underwriters named below, severally, and each of the Underwriters, for whom J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below.

                                                       PRINCIPAL
                                                       AMOUNT OF
  UNDERWRITER                                            NOTES
  --------------------------------------------------  ------------
  J.P. Morgan Securities Inc........................  $160,000,000
  Lehman Brothers Inc. .............................   48,000,000
  Merrill Lynch, Pierce, Fenner & Smith
            Incorporated............................   48,000,000
  Salomon Smith Barney Inc. ........................   48,000,000
  ABN AMRO Incorporated.............................    3,200,000
  BNY Capital Markets, Inc. ........................    3,200,000
  CIBC Oppenheimer Corp. ...........................    3,200,000
  Norwest Investment Services, Inc. ................    3,200,000
  Piper Jaffray Inc. ...............................    3,200,000
                                                      ------------
  Total.............................................  $320,000,000
                                                      ------------
                                                      ------------

Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any of the Notes, then the Underwriters are obligated to take and pay for all of the Notes.

The Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. The Notes are a new issue of securities with no established trading market. The Representatives have advised the Company that they intend to make a market for the Notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the Notes.

The Underwriters initially propose to offer part of the Notes directly to the public at the public offering price set forth on the cover page (plus accrued interest, if any, from November 17, 1998) and part to certain dealers at a price that represents a concession not in excess of .40% of the principal amount of the Notes. Any Underwriter may allow, and any such dealer may reallow, a concession not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

During a period of 30 days from the date of this Prospectus Supplement, the Company will not, without the prior written consent of J.P. Morgan Securities Inc., directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any senior debt securities with maturities of more than one year.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the Notes, the Representatives may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Representatives may overallot in connection with the offering of the Notes, creating a syndicate short position. In addition, the Representatives may bid for, and purchase, Notes in the open market to cover syndicate short positions or to stabilize the price of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Representatives are not required to engage in any of these activities, and may end any of them at any time.

Expenses associated with this offering, to be paid by the Company, are estimated to be $162,500.

In the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company and its affiliates.

                                 LEGAL MATTERS

Certain legal matters relating to the Notes will be passed upon for the Company by Cadwalader, Wickersham & Taft, New York, New York and by Thomas O. McGimpsey, Senior Attorney and Assistant Secretary of the Company, and for the Underwriters by Brown & Wood LLP, New York, New York.

Prospectus

                                     [LOGO]

U S WEST COMMUNICATIONS, INC.

$2,000,000,000

DEBT SECURITIES

This Prospectus originally related to $2,000,000,000 of debt securities, of which $320,000,000 continues to be available for issuance. Such amount may be issued from time to time in the form of notes, debentures or other debt, in one or more series. The final terms of each series of debt securities will be included in a prospectus supplement which will be delivered to you along with this Prospectus. The prospectus supplement will set forth the terms of such series of debt securities, including, where applicable:

    - The specific designation, aggregate principal amount and denomination.

    - The maturity date and interest rate (which may be fixed or variable).

    - The time of payment of interest.

    - Any terms for redemption by us.

    - Any terms for sinking fund payments.

    - The initial public offering price.

    - The underwriters and the compensation of the underwriters.

    - Any listing on a securities exchange.

    - Other terms relating to the offer and sale.

We may sell the debt securities to or through underwriters, and we may sell the debt securities directly to other purchasers or through agents or dealers. See "Plan of Distribution."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 12, 1998.

                FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

Some of the information presented herein or incorporated by reference constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although we (occasionally referred to herein as the "Company") believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our businesses and operations, there can be no assurance that actual results will not differ materially from our expectations. Factors that could cause actual results to differ from expectations include:

    - greater than anticipated competition from new entrants into the local exchange, intraLATA toll, wireless and data markets causing loss of customers and increased price competition;

    - changes in demand for our products and services, including optional custom calling features;

    - higher than anticipated employee levels, capital expenditures and operating expenses (such as costs associated with year 2000 remediation);

    - the loss of significant customers;

    - pending and future state and federal regulatory changes affecting the telecommunications industry, including changes that could have an impact on the competitive environment in the local exchange market;

    - a change in economic conditions in the various markets served by our operations;

    - higher than anticipated start-up costs associated with new business opportunities;

    - consumer acceptance of broadband services, including telephony, data and wireless services; and

    - delays in the development of anticipated technologies, or the failure of such technologies to perform according to expectations.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur.

                      WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Commission Regional Offices: at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. For additional information about the Commission's public reference rooms, please call the Commission at (800) SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. In addition, reports and other information concerning the Company can be inspected at the offices of the New York Stock Exchange.

The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"). This Prospectus does not contain all of the information contained in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the Registration Statement.

The Company is allowed to "incorporate by reference" certain information filed with the Commission, which means that the Company can disclose important information to you by referring to that information. Information incorporated by reference is considered a part of this Prospectus, and later information filed with the Commission will automatically update and supersede previous information. The documents listed below are examples of recent information that is incorporated by reference in this Prospectus:

    - Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A filed April 13, 1998;

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

    - Current Reports on Form 8-K dated June 2, 1998, August 16, 1998 and August 31, 1998.

You may obtain a copy of these filings, at no cost, by writing or telephoning us, or by contacting Investor Relations through an e-mail link on our web page, at:

    Investor Relations
    U S WEST Communications, Inc.
    1801 California Street
    Denver, Colorado 80202
    (303)896-1277
    http://www.uswest.com

                                  THE COMPANY

The Company provides communications services to customers in a 14-state mountain and western region of the United States. This region is comprised of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. The Company has more than 25 million residential and business customers in its region. The Company is a Colorado corporation and a wholly-owned subsidiary of U S WEST, Inc., a Delaware corporation ("U S WEST"). The Company's principal executive offices are located at 1801 California Street, Denver, Colorado 80202, telephone number:
303-896-1277.

                                USE OF PROCEEDS

The Company intends to apply the net proceeds from the sale of the debt securities (the "Debt Securities") primarily to the repayment of a portion of its short-term and long-term debt, though some of such proceeds may also be applied to general corporate purposes, including extensions, additions and improvements of the Company's plant.

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated. For the purpose of calculating this ratio, earnings consist of income before income taxes, extraordinary items and cumulative effect of change in accounting principle and fixed charges. Fixed charges include interest on indebtedness and the portion of rentals representative of the interest factor.

                                                                 NINE
                                                                MONTHS
                                                                ENDED
                                                              SEPTEMBER
                                  YEAR ENDED DECEMBER 31,        30,
                                ----------------------------  ----------
                                1993(1) 1994 1995 1996  1997  1997  1998
                                ----  ----  ----  ----  ----  ----  ----
Ratio of earnings to fixed
  charges.....................  2.56  5.22  4.86  4.95  5.33  5.92  5.62

------------------------------

(1) The 1993 ratio includes a one-time restructuring charge of $880 million. Excluding the restructuring charge, the ratio would have been 4.55.

                         DESCRIPTION OF DEBT SECURITIES

The following description of the Debt Securities sets forth certain general terms and provisions to which any prospectus supplement (the "Prospectus Supplement") may relate. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Debt Securities.

The Debt Securities are to be issued under an Indenture, dated as of April 15, 1990 and supplemented as of April 16, 1991, and as amended by the Trust Indenture Reform Act of 1990 (as supplemented and amended, the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee ("Trustee"). The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

The Indenture does not limit the amount of Debt Securities which can be issued thereunder and additional debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by, or pursuant to a resolution of, the Company's Board of Directors or by a supplemental indenture. Reference is made to the Prospectus Supplement for the following terms of the particular series of Debt Securities being offered hereby: (i) the title of the Debt Securities of the series; (ii) any limit upon the aggregate principal amount of the Debt Securities of the series; (iii) the date or dates on which the principal of the Debt Securities of the series will mature; (iv) the rate or rates (or manner of calculation thereof), if any, at which the Debt Securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Debt Securities of the series in registered form, the record date for the interest payable on any interest payment date; (v) the place or places where the principal of and interest, if any, on the Debt Securities of the series will be payable; (vi) any redemption or sinking fund provisions; (vii) if other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series which will be payable upon declaration of acceleration of the maturity thereof; (viii) whether the Debt Securities of the series will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of Debt Securities in bearer form ("bearer Debt Securities") and whether and the terms upon which bearer Debt Securities will be exchangeable for Debt Securities in registered form ("registered Debt Securities") and vice versa; (ix) whether and under what circumstances the Company will pay additional amounts on the Debt Securities of the series held by a person who is not a U.S. person (as defined below) in respect of taxes or similar charges withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; and (x) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Debt Securities of such series. (Sections
2.01 and 2.02.) To the extent not described herein, principal, premium, if any, and interest, if any, will be payable, and the Debt Securities of a particular series will be transferable, in the manner described in the Prospectus Supplement relating to such series.

Each series of Debt Securities will constitute unsecured and unsubordinated indebtedness of the Company and will rank on a parity with the Company's other unsecured and unsubordinated indebtedness.

Debt Securities of any series may be issued as registered Debt Securities or bearer Debt Securities or both as specified in the terms of the series. Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued in denominations of $1,000 and integral multiples thereof and bearer Debt Securities will not be offered, sold, resold or delivered to U.S. persons in connection with their original issuance. For purposes of this Prospectus, "U.S. person" means a citizen, national or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust which is subject to United States Federal income taxation regardless of its source of income.

To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Indenture, interest on bearer Debt Securities will be payable only against presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at a paying agency of the Company located outside of the United States and its possessions. (Section 2.05(c).) The Company will maintain such an agency for a period of two years after the principal of such bearer Debt Securities has become due and payable. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, the Company will maintain a paying agent outside the United States and its possessions to which the bearer Debt Securities may be presented for payment and will provide the necessary funds therefor to such paying agent upon reasonable notice. (Section 2.04.)

Bearer Debt Securities and the coupons related thereto will be transferable by delivery. (Section 2.08(e).)

GLOBAL SECURITIES

The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to any Debt Securities of a series, to the extent they are materially different from those described herein, will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

Principal, premium, if any, and interest payments on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. Neither of the Company, the Trustee for such Debt Securities, or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Company expects that the Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

If a Depositary for Debt Securities of a series is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing the Debt Securities of such series. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Debt Securities of such series so issued in definitive form will be issued as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples of $1,000 in excess thereof if the Debt Securities of such series are issuable as Registered Securities.

EXCHANGE OF SECURITIES

To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered or bearer form Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating thereto at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.08(b).) As of the date of this Prospectus, temporary United States Treasury regulations do not permit exchanges of registered Debt Securities for bearer Debt Securities and unless such regulations are modified, the terms of a series of Debt Securities will not permit registered Debt Securities to be exchanged for bearer Debt Securities.

LIENS ON ASSETS

If at any time the Company mortgages, pledges or otherwise subjects to any lien the whole or any part of any property or assets now owned or hereafter acquired by it, except as hereinafter provided, the Company will secure the outstanding Debt Securities, and any other obligations of the Company which may then be outstanding and entitled to the benefit of a covenant similar in effect to this covenant, equally and ratably with the indebtedness or obligations secured by such mortgage, pledge or lien, for as long as any such indebtedness or obligation is so secured. The foregoing covenant does not apply (i) to the creation, extension, renewal or refunding of (a) mortgages or liens created or existing at the time property is acquired, (b) mortgages or liens created within 180 days thereafter, or (c) mortgages or liens for the purpose of securing the cost of construction or improvement of property, or (ii) to the making of any deposit or pledge to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify the Company to conduct its business or any part thereof or in order to entitle it to maintain self- insurance or to obtain the benefits of any law relating to workmen's compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it. Nothing contained in the Indenture prevents any entity other than the Company from mortgaging, pledging or subjecting to any lien any property or assets, whether or not acquired from the Company (Section 4.03.)

AMENDMENT AND WAIVER

Subject to certain exceptions, the Indenture or the Debt Securities may be amended or supplemented by the Company and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by the amendment or supplement (with each series voting as a class), or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such waiver (with each series voting as a class). However, without the consent of each Debt Securityholder affected, an amendment or waiver may not (i) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver; (ii) change the rate of or change the time for payment of interest on any Debt Security; (iii) change the principal of or change the fixed maturity of any Debt Security; (iv) waive a default in the payment of the principal of or interest on any Debt Security; (v) make any Debt Security payable in money other than that stated in the Debt Security; (vi) impair the right to receive payment on or with respect to any Debt Security or institute suit for the enforcement of any payment on or with respect to any Debt Security; or (vii) make any change in the provisions of the Indenture concerning
(a) waiver of existing defaults (Section 6.04); (b) rights of holders to receive payment (Section 6.07); or (c) amendments and waivers with consent of holders (Section 9.02(a), third sentence). (Section 9.02.) The Indenture may be amended or supplemented without the consent of any Debt Securityholder (i) to cure any ambiguity, defect or inconsistency in the Indenture or in the Debt Securities of any series; (ii) to provide for the assumption of all the obligations of the Company under the Debt Securities and any coupons related thereto and the Indenture by any corporation in connection with a merger, consolidation, transfer or lease of the Company's property and assets substantially as an entirety, as provided for in the Indenture; (iii) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of any Debt Securityholder; (v) to provide for the issuance of and establish the form and terms and conditions of a series of Debt Securities or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of Debt Securities; (vi) to add to rights of Debt Securityholders; or (vii) to secure any Debt Securities as provided under "Liens on Assets" above. (Section 9.01.)

SUCCESSOR ENTITY

The Company may not consolidate with or merge into or be merged with, or transfer or lease its property and assets substantially as an entirety to another entity unless the successor entity is a corporation and assumes by supplemental indenture all the obligations of the Company under the Debt Securities and any coupons related thereto and the Indenture, provided, however that no Default or Event of Default shall have occurred and be continuing. Thereafter, all such obligations of the Company terminate. (Section 5.01.)

The general provisions of the Indenture do not afford holders of the Debt Securities protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving the Company that may adversely affect holders of the Debt Securities.

EVENTS OF DEFAULT

The following events are defined in the Indenture as "Events of Default" with respect to a series of Debt Securities: (i) default in the payment of interest on any Debt Security of such series for 90 days; (ii) default in the payment of the principal of any Debt Security of such series; (iii) failure by the Company for 90 days after notice to it by the Trustee or the holders of at least 25% in principal amount of all of the outstanding Debt Securities of that series to comply with any of its other agreements in the Debt Securities of such series, in the Indenture or in any supplemental indenture; and (iv) certain events of bankruptcy or insolvency. (Section 6.01.) If an Event of Default occurs with respect to the Debt Securities of any series and is continuing, the Trustee or the holders of at least

25% in principal amount of all of the outstanding Debt Securities of that series, by notice as provided in the Indenture, may declare the principal (or, if the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable. Upon such declaration, such principal (or, in the case of original issue discount Debt Securities, such specified amount) shall be due and payable immediately. (Section 6.02.)

Securityholders may not enforce the Indenture or the Debt Securities, except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities. (Section 7.01(e).) Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of each series affected (with each series voting as a class) may direct the Trustee in its exercise of any trust power. (Section 6.05.) The Trustee may withhold from Debt Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. (Section 7.05.)

CONCERNING THE TRUSTEE

The Company maintains banking relationships in the ordinary course of business with the Trustee.

                              PLAN OF DISTRIBUTION

GENERAL

The Company may sell the Debt Securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, (iv) through dealers, or (v) through a combination of any such methods of sale.

The distribution of the Debt Securities may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to such prevailing market prices, or (iv) at negotiated prices.

Offers to purchase Debt Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement or pricing supplement. Unless otherwise indicated in the Prospectus Supplement or pricing supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

The applicable Prospectus Supplement or pricing supplement thereto also will set forth certain other terms of the offering of the particular series of Debt Securities to which such Prospectus Supplement relates, including any discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers and the securities exchanges, if any, on which such series of Debt Securities will be listed.

If an underwriter or underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the applicable Prospectus Supplement, which will be used by the underwriters to make resales of the Debt Securities in respect of which this Prospectus is delivered to the public.

If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Company, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

                                    EXPERTS

The consolidated financial statements and consolidated financial statement schedules for the year ended December 31, 1995 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A filed April 13, 1998, are incorporated herein by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

The consolidated financial statements and consolidated financial statement schedules included in the Company's Annual Reports on Form 10-K for the years ended December 31, 1997, as amended by Form 10-K/A filed April 13, 1998, and December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL OPINIONS

Certain legal matters relating to the Debt Securities will be passed upon for the Company by Thomas O. McGimpsey, Senior Attorney and Assistant Secretary of U S WEST, and for the agents or underwriters, by Brown & Wood LLP, One World Trade Center, New York, New York 10048.